EXHIBIT 99.1

Press Release

SOURCE: MidCarolina Financial Corporation

Contact:	Randolph J. Cary, Jr.
President and CEO
336-538-1600

MidCarolina Financial Corporation Announces 40%

Increase in Second Quarter Net Income

BURLINGTON, N.C., — MidCarolina Financial Corporation (OTC Bulletin Board: MCFI- news) today reported record operating results for the three-month and six-month periods ended June 30, 2003. For the second quarter of 2003, net income was $400,000, a 40% increase compared to net income of $286,000 reported for the second quarter of 2002. Diluted earnings per share, reflecting the six-for-five stock split to be paid August 1, 2003, increased to $0.18 for the second quarter, compared to $0.13 for the same period in 2002, a 38% increase over the second quarter of 2002.

For the six-month period ended June 30, 2003, MidCarolina reported net income of $791,000, an increase of 65% compared to $479,000 reported for the same six-month period in 2002. Diluted earnings per share, reflecting the six-for-five stock split to be paid on August 1, 2003, increased to $0.36 for the six-months of 2003, compared to $0.22 for the same six-month period in 2002.

MidCarolina reported total assets of $201 million at June 30, 2003, an increase of $52 million, or 35%, compared to $149 million reported at June 30, 2002. Total loans at June 30, 2003 were $160 million, an increase of $42 million, or 35%, from year ago levels. Deposit totals at the end of the quarter were $155 million, an increase of $23 million, or 17%, compared to balances at the end of the second quarter of 2002.

Commenting on these results, Randolph J. Cary, Jr., President and CEO, said, “We are pleased with our earnings growth pattern that we have been able to sustain during the second quarter and first six months of 2003. Considering the prolonged weakness in our economy we are very excited with our total loan growth of 35%. Overall, this was a very successful quarter for MidCarolina.”

With total assets of $201 million, MidCarolina Bank provides a complete line of banking services to individuals and businesses through three full service banking offices, one limited service office located in the cities of Burlington and Graham, North Carolina, and a loan production office located in Greensboro, North Carolina. MidCarolina Bank is a wholly owned subsidiary of MidCarolina Financial Corporation.

MidCarolina Bank is insured by the FDIC and is an equal housing lender.

This press release contains forward-looking statements as defined by federal securities laws. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results could differ materially from current projections. Please refer to MidCarolina’s filings with the Securities and Exchange Commission for a summary of important factors that could affect MidCarolina Financial Corporation’s forward-looking statements. MidCarolina Financial Corporation undertakes no obligation to revise these statements following the date of this press release.

SOURCE: MidCarolina Financial Corporation